Exhibit 99.1

NEWS RELEASE

Visa Announces CEO Succession Plan
Charlie Scharf to Resign as CEO effective December 1; Alfred F. Kelly, Jr. Named CEO

San Francisco, CA, October 17, 2016 - Visa Inc. (NYSE: V) today announced that Charlie Scharf is resigning as chief executive officer effective December 1, 2016, and the board of directors has unanimously voted to appoint Alfred F. Kelly, Jr. as CEO. Mr. Kelly, a current Visa board member, is the president and chief executive officer of Intersection Co. and the former president of American Express Co.

Mr. Scharf informed the board of directors that he decided to resign his position as CEO and board member because he could no longer spend the time in San Francisco necessary to do the job effectively. The board of directors did a rigorous review of a diverse set of internal and external candidates and is extremely gratified that Mr. Kelly has accepted the position. Mr. Kelly will join the company on October 31, 2016 as CEO designate. As part of the transition, Mr. Scharf will serve as an advisor to Mr. Kelly beginning December 1, 2016 for several months.

"Charlie has been a visionary CEO, highly successful by any set of metrics. He has helped transform Visa, the leading global payments technology company, into a technology-driven digital commerce company and has led a strategy that will benefit this company for years to come," said Robert W. Matschullat, the company's independent chairman. "The board of directors is extremely grateful for Charlie's leadership and wishes to thank him for his outstanding four-year tenure, which saw total shareholder return increase by more than 130%, outperforming both the overall stock market and our peer group."

"We are thrilled to have found someone with Al's expertise and knowledge to take Visa to even greater heights. Al is a veteran payments industry executive who knows Visa well, having served as a board member for the past two-and-a-half years," said Mr. Matschullat. "The board unanimously agrees that Al is the right leader for the company, and we expect a seamless transition given Al's deep knowledge of the industry, demonstrated leadership capabilities, and his strong relationships with the talented management team currently in place."

In his 23 years at American Express, Mr. Kelly held a variety of leadership positions. In addition to being president of American Express, he was head of the Global Consumer and Consumer Card Services groups. He currently serves on the board of directors of MetLife Inc.

Mr. Scharf commented: "I love working and running this great global company and I am sad to have reached the conclusion that I should step down, but running a San Francisco based company just doesn't work for me personally right now and wouldn't be fair to Visa. It has been an incredible privilege and honor to work with my many colleagues who have contributed so significantly to our success and transformation, and have strengthened our position as the leading global payments provider. I feel confident that the clarity of our strategic goals and our decisive actions will ensure that we continue to thrive in this quickly evolving industry."

"Visa is lucky to have Al Kelly as the next CEO. I and our senior management team have had the opportunity to work closely with Al – and those relationships, along with his depth and breadth of payment knowledge – will enable him to step in quickly without missing a beat. I, of course, will do everything I can to help make the transition as easy as possible for everyone. Al is the right person to lead Visa to continued success."

Under Mr. Scharf's leadership, Visa has strengthened its position in global electronic payments and has been a leader in bringing innovation to the industry. Visa has transformed its technology platform by opening access to its network and capabilities through the Visa Developer Center, partnered with the world's leading technology companies to drive new payment experiences, introduced new technologies to improve payment system security, and built a world class management team.

In addition, the company successfully completed the acquisition of Visa Europe in June 2016, and delivered strong financial results, with operating income climbing to $9.1 billion in FY 2015. Visa's stock was added to the Dow Jones Industrial Average in 2013.

Mr. Kelly said: "I am extremely excited and honored to take on this role and build on Charlie's work and that of all of the employees at Visa. Visa is incredibly well positioned for continued success, and I look forward to joining this preeminent global organization. I have had the pleasure of getting to know many of the Visa executives during my time on the board, and they are a talented group of business leaders who have been relentlessly focused on driving Visa's global strategy. I look forward to working with them, including Ryan McInerney, Visa's President, in serving our clients. Charlie has positioned Visa for great success, and I thank him for his leadership."

The succession will be effective December 1, 2016, when Mr. Scharf will step down and Mr. Kelly will assume the CEO position.

Conference Call/Webcast details
Messrs Matschullat, Scharf and Kelly will host an investor call and webcast today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the announcement.

All interested parties are invited to listen to the live webcast at http://investor.visa.com. A replay of the webcast will be available on Visa's Investor Relations website for 30 days.

Al Kelly Biography
Over the course of his career, Mr. Kelly has worked in industry-leading companies within the financial services, travel and leisure, and consumer products industries. Before becoming CEO of Intersection, he was a managing advisor at TowerBrook Capital Partners LP. He led numerous groups at American Express Co. between 1987 and 2010, including the Global Consumer Group, the Consumer Card Services Group, OPEN from American Express, Consumer Travel, Global Travelers Cheques and Prepaid Services, US Customer Service, and Global Risk Management and Interactive Services. Mr. Kelly joined the board of Visa in 2014 as an independent director and is also presently a director of MetLife Inc. He was the chairman, president and CEO of the 2014 NY/NJ Super Bowl Host Committee and is active in numerous philanthropic endeavors, including as a trustee of the New York Presbyterian Hospital and of Boston College. Mr. Kelly also worked at the White House from 1985-1987 as manager of information systems and at PepsiCo from 1981 to 1985 in strategic planning. He received a bachelor's degree as well as an MBA from Iona College.

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About Visa Inc.
Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world's most advanced processing networks — VisaNet — that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa's innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Media Relations
Michele Quintaglie, +1 415-805-4070 or Connie Kim, +1 212-521-3962, globalmedia@visa.com

Investor Relations
Jack Carsky or Victoria Hyde-Dunn, +1 650-432-7644, ir@visa.com

Forward-Looking Statements:
This Press Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are identified by words such as "estimates," "expectation," "outlook", "may," "projects," "could," "should," "will," "will continue" and other similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make about our revenue, client incentives, operating margin, tax rate, earnings per share, free cash flow, and the growth of those items.

By their nature, forward-looking statements: (i) speak only as of the date they are made; (ii) are not statements of historical fact or guarantees of future performance; and (iii) are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following:
•	the impact of laws, regulations and marketplace barriers, including:
o
increased regulation of fees, transaction routing, payment card practices or other aspects of the payments industry in the U.S., including new or revised regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act;

o	increased regulation in Europe and other jurisdictions outside of the U.S.;
o	increased government support of national payment networks outside the U.S.; and
o	increased regulation of consumer privacy, data use and security;
•	developments in litigation and government enforcement, including those affecting interchange reimbursement fees, antitrust and tax;
•	new lawsuits, investigations or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings;
•	economic factors, such as:
o	uncertainty surrounding the Brexit, including the spillover to economic fragility in the Eurozone, the U.S. and in other advanced and emerging markets;
o	general economic, political and social conditions in mature and emerging markets globally;
o	general stock market fluctuations which may impact consumer spending;
o	material changes in cross-border activity, foreign exchange controls and fluctuations in currency exchange rates; and
o	material changes in our financial institution clients' performance compared to our estimates;
•	industry developments, such as competitive pressure, rapid technological developments and disintermediation from our payments network;
•	system developments, such as:
o	disruption of our transaction processing systems or the inability to process transactions efficiently;
o	account data breaches or increased fraudulent or other illegal activities involving Visa-branded cards or payment products; and
o	failure to maintain systems interoperability with Visa Europe;
•	the loss of organizational effectiveness or key employees;
•	the failure to integrate acquisitions successfully, achieve the anticipated benefits of the acquisitions, or effectively develop new products and businesses;
•	natural disasters, terrorist attacks, military or political conflicts, and public health emergencies; and
•
various other factors, including those more fully described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2015, and our subsequent reports on Forms 10-Q and 8-K.

You should not place undue reliance on such statements. Except as required by law, we do not intend to update or revise any forward–looking statements as a result of new information, future developments or otherwise.